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                                                                                          Exhibit 99(a)

                                 Arkansas Power and Light Company
                      Computation of Ratios of Earnings to Fixed Charges and
               Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                             Twelve Months Ended
                                                                                  December 31,                       September
                                                                1990       1991       1992       1993       1994        1995
                                                                           (In Thousands, Except for Ratios)
Fixed charges, as defined:
  Interest on long-term debt                                   $132,607   $133,854   $120,317   $107,771  $101,439     $102,335
  Interest on notes payable                                       1,027         --        117        349     1,311          715
  Amortization of expense and premium on debt-net(cr)             1,792      1,112      1,359      2,702     4,563        4,495
  Other interest                                                  1,567      1,303      2,308      8,769     3,501        5,452
  Interest applicable to rentals                                 24,233     21,969     17,657     16,860    19,140       18,663
                                                               ----------------------------------------------------------------

Total fixed charges, as defined                                 161,226    158,238    141,758    136,451   129,954      131,660

Preferred dividends, as defined (a)                              30,851     31,458     32,195     30,334    23,234       23,035
                                                               ----------------------------------------------------------------

Combined fixed charges and preferred dividends, as defined     $192,077   $189,696   $173,953   $166,785  $153,188     $154,695
                                                               ================================================================

Earnings as defined:

  Net Income                                                   $129,765   $143,451   $130,529   $205,297  $142,263     $171,350
  Add:
    Provision for income taxes:
      Federal & State                                            50,921     44,418     57,089     58,162    83,300       91,850
    Deferred - net                                               17,943     11,048      3,490     34,748   (17,939)     (16,546)
    Investment tax credit adjustment - net                      (12,022)    (1,600)    (9,989)   (10,573)  (36,141)     (31,693)
    Fixed charges as above                                      161,226    158,238    141,758    136,451   129,954      131,660
                                                               ----------------------------------------------------------------

Total earnings, as defined                                     $347,833   $355,555   $322,877   $424,085  $301,437     $346,621
                                                               ================================================================

Ratio of earnings to fixed charges, as defined                     2.16       2.25       2.28       3.11      2.32         2.63
                                                               ================================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                   1.81       1.87       1.86       2.54      1.97         2.24
                                                               ================================================================


------------------------
(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.
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